Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of May 25, 2022 (the “Effective Date”), is made by and between Lindblad Maritime Enterprises, Ltd. a Cayman Islands corporation (together with any successor thereto “Lindblad Maritime” or the “Company”), wholly-owned by Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Holdings”) (Lindblad Maritime together with Holdings, “Lindblad”) and Noah Brodsky (“Executive”) (Executive and the Company are referred to herein individually, as a “Party” and collectively, as the “Parties”).

RECITALS

A.         It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date and thereafter by entering into this Agreement.

B.         Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.     Employment.

(a)     General. Effective as of the “Start Date,” (as defined below) the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)     Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date or such later date as the Parties may mutually agree (the date on which Executive’s employment with the Company actually commences, the “Start Date”), and ending on the fourth anniversary of the Effective Date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)     Position and Duties. Executive shall serve as the Chief Commercial Officer of Lindblad, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of Lindblad or by the Board of Directors of Holdings or an authorized committee thereof (in any case, the “Board”) consistent with Executive’s position as Chief Commercial Officer of Lindblad. Executive shall report to the Chief Executive Officer of Lindblad at the Company’s executive offices located in New York, New York. The Parties acknowledge and agree that as of the Start Date, Executive shall reside in Florida, provided, however, that the Company may in the future require Executive to relocate his primary residence to the New York area, upon reasonable notice to him, which shall not constitute a breach of this Agreement. Until such time as the Company may request Executive to relocate, it is expected that Executive will report to work in the New York offices three times per week each week of the Term. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of Lindblad (which shall include service to its subsidiaries without additional compensation therefor) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt organizations, in each case, subject to compliance with this Agreement and any other agreement between Executive and Holdings, the Company and/or any of its subsidiaries, and provided that such activities, individually or in the aggregate, do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.     Compensation and Related Matters.

(a)     Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased but not decreased) from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)     Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual bonus compensation under such incentive program (the “Annual Bonus”) shall be targeted at a cash amount of 75% of his Annual Base Salary (the “Target Bonus”), with the expectation that the Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as reasonably determined by the Board or the Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to all applicable performance determinations as may be made annually by the Board or the Compensation Committee, and Executive’s continued employment with the Company through the date of payment; provided, however, that if Executive’s employment terminates due to death, Disability, without Cause, or for Good Reason pursuant to Sections 3(a)(i), (ii), (iv), or (vi), the Company shall pay to Executive (or Executive’s estate, if applicable), a pro-rated portion of the Annual Bonus to which Executive would have been entitled had Executive’s employment not so terminated, based on the number of days Executive was employed during such year, subject to (except in the event of Executive’s death) Executive’s execution and non-revocation of a Release (as defined below). The Annual Bonus, if any, shall be paid to Executive in the calendar year following the termination year no later than seventy-five (75) days following the end of the calendar year to which the Annual Bonus relates. Any Annual Bonus for calendar year 2022 shall be pro-rated based on the number of days from the Effective Date through and including December 31, 2022.

(c)     Equity Compensation.

(i)     On or as soon as reasonably practicable following the Effective Date and contingent upon approval by the Compensation Committee of the Board (the “Compensation Committee”), Executive will be granted the following equity awards pursuant to the terms of Holdings’ 2021 Long-Term Incentive Plan (the “LTIP”): (i) an award of stock options (the “Options”) subject to Holdings’ stock option agreement (the “Option Agreement”) that will be entered into with Executive to purchase a number of shares having a grant date fair market value of approximately $1,312,500, which will be subject to the terms, conditions, and limitations set forth in the LTIP and the Option Agreement, including, without limitation, vesting and forfeiture provisions, and (ii) an award of restricted stock units (the “RSUs”) subject to Holdings’ restricted stock unit award agreement (the “RSU Agreement”) that will be entered into with Executive for a number of Holdings common shares having a grant date fair market value of approximately $437,500, which will be subject to the terms, conditions, and limitations set forth in the LTIP and the RSU Agreement, including without limitation, vesting and forfeiture provisions, each as determined by the Compensation Committee in accordance with Holdings’ grant practices.

(ii)     Pursuant to the Option Agreement, the Options shall vest in equal installments on the first four anniversaries of the date on which they are granted (the “Grant Date”), subject to continued employment on the applicable vesting date and the terms of the Option Agreement. Notwithstanding anything set forth in the LTIP or the Option Agreement to the contrary, in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, in either case within 12 months following a Change in Control (as defined in the LTIP), all unvested Options will vest and become exercisable effective immediately prior to the Date of Termination (as defined below), and otherwise subject to the terms of this Agreement, provided that Executive timely executes, delivers, and does not revoke the Release (as defined below). The per share exercise price of the Options will be equal to the fair market value of the shares on the Grant Date as determined by the Compensation Committee pursuant to the LTIP.

(iii)     The RSUs shall vest in equal installments on the first four anniversaries of the Effective Date, subject to continued employment on the applicable vesting date and the terms of the RSU Agreement. In the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason, in either case within 12 months following the date of a Change in Control (as defined in the LTIP), all unvested RSUs will fully vest [and be settled] effective immediately prior to the Date of Termination, provided that Executive timely executes, delivers and does not revoke, the Release.

(iv)     In addition, during the Term, Executive will be eligible to participate in and may receive additional awards under any of Holdings’ equity incentive award plans and programs as in effect from time to time, with any new equity incentive grants made in the sole discretion of the Board or the Compensation Committee and with the expectation that Executive will receive an annual equity incentive grant under the LTIP or such other equity incentive award plans or programs of the Company. The grant date fair value of Executive’s annual equity incentive grant shall be initially targeted at 100% of his Annual Base Salary, it being understood that all equity incentive grants are made in the sole discretion of the Board or Compensation Committee and may vary year-to-year based on benchmarking, performance or other considerations as may be determined by the Board or Compensation Committee in its discretion. The grant date fair value of Executive’s first annual equity incentive grant shall be pro-rated based on the number of days between the Start Date and December 31, 2022.

(v)     Executive will have no legally binding right to any equity awards until awarded to Executive by the Compensation Committee and contingent upon execution of award agreements for such awards, as applicable.

(d)     Signing Bonus. Executive shall be eligible to receive a signing bonus in the amount of Seventy Five Thousand Dollars ($75,000), less applicable withholdings and other deductions (the “Signing Bonus”), which shall be deemed to be earned by Executive on the first anniversary of the Start Date and shall be paid by the Company (in advance of being earned by Executive) on the first regularly scheduled payroll date following the Start Date. In the event that prior to the first anniversary of the Start Date, Executive resigns from his employment with the Company without Good Reason or provides notice of his resignation without Good Reason, or the Company terminates Executive’s employment for Cause or provides notice of termination of Executive’s employment for Cause, Executive shall promptly, and in no event later than thirty (30) days following the Date of Termination, repay to the Company the entire amount of the Signing Bonus that was advanced to him (including the amount of withholding and other deductions from the Signing Bonus).

(e)     Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for executives of the Company (including standard health and welfare benefits and a 401(k) plan), consistent with the terms thereof, and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement. Additionally, Executive is entitled to six (6) sick/personal days per year, and twenty (20) days of vacation per anniversary year. Vacation time accrues at a rate of 1.25 days per full month of employment and is otherwise subject to the Company’s vacation policy as in effect from time to time.

(f)     Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy, and in compliance with Section 12(m). To the extent any expenses may be deemed taxable, they are subject to any reporting and withholding requirements of applicable law.

(g)     Key Person Insurance. At any time during the Term, Lindblad and its subsidiaries shall have the right to insure the life of Executive for Lindblad’s and its subsidiaries’ sole benefit. Lindblad shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with Lindblad in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to Lindblad without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting Lindblad to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

3.     Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)     Circumstances.

(i)     Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)     Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)     Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)     Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)     Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than for Good Reason (as defined below) or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(vi)     Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason (as defined below).

(b)     Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a date of termination (“Date of Termination”) which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, either (A) instruct Executive to remain off Holdings, the Company’s and its subsidiaries’ premises and to perform limited or no Lindblad functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive the Annual Base Salary and provides benefits pursuant to Section 2(e) during such non-working notice period while Executive remains an employee of the Company, or (B) accept Executive’s resignation and cease payments and benefits at any time during the notice period designated in the Notice of Termination and waive all or any portion of the notice period designated in the Notice of Termination. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)     Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or in a separate written agreement governing any of Executive’s equity-related compensation, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4, as applicable, along with the rights provided under the fourth sentence of Section 2(b) and the vesting acceleration provisions in Sections 2(c)(ii) and (iii).

(d)     Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company, Holdings, or any of its subsidiaries.

4.     Severance Payments.

(a)     Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(v) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance or termination payments or benefits, except as provided in Section 3(c).

(b)     Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company for Good Reason (each a “Qualifying Termination”), then, subject to Executive delivering to the Company a signed separation agreement and general release of claims substantially in the form attached as Exhibit A (the “Release”), and not revoking such Release, such that it becomes effective and irrevocable within sixty (60) days following the Date of Termination, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits to which he is entitled as described in Section 3(c), (i) an amount equal to one times his Annual Base Salary, payable in the form of salary continuation in regular installments during the 12-month period following the Date of Termination (the “Severance Period”), at the same time and in the same manner as the Annual Base Salary would have been paid had Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices, (ii) if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall reimburse Executive the employer portion of the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending on the end of the Severance Period, and (iii) only if such termination occurs within twelve (12) months following the date of a Change in Control, accelerated vesting of any unvested Options and any unvested RSUs immediately prior to the Date of Termination, as provided in Section 2(c). Notwithstanding the foregoing, if the Company determines that it cannot provide the COBRA benefit required by the foregoing subclause (ii) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment during the Severance Period in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage.

Anything herein to the contrary notwithstanding, in the event of termination of Executive’s employment for any reason other than as provided in this Section 4(b), the Options and the RSUs granted to Executive shall remain subject only to the terms of the LTIP and the Option Agreement and RSU Agreement, including, without limitation, such terms governing vesting, exercise, and forfeiture thereof.

(c)     Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.     Parachute Payments.

(a)     It is the objective of this Agreement to maximize Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Section 4(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)     The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c)     All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax reasonably selected by the Company in good faith (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.     Competition; Non-disparagement. Executive acknowledges that he has been provided and during the Term, he will continue to be entrusted with Confidential Information regarding Lindblad and its subsidiaries and have access to their customer, client and other business relationships and related goodwill, in connection with his employment with the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect Lindblad’s legitimate business interests, including its Confidential Information, client relationships, and good will, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)     Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)     Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit or provide competitive services involving the Business to or otherwise interfere with the Company’s relationships with any customer, client, vendor, supplier, or other business partner, or attempt to do any of the foregoing or (ii) solicit for employment or engagement or hire any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination; provided, that a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of the Company shall not be deemed to be a breach of this provision.

(c)     In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)     As used in this Section 6, (i) the term “Company” shall include Holdings, the Company and their direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded, altered, or actively planned by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 24 months following the Date of Termination.

(e)     During the Term, and thereafter, Executive agrees, and the Company agrees to direct its current officers and members of the Board, to refrain from Disparaging (as defined below) the other Party. Nothing in this paragraph shall preclude any Party (i) from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, (ii) from defending or enforcing a Party’s rights under this Agreement, or (iii) making any truthful statement or expression of opinion in connection with requests from third parties for employment references or in connection with discussions involving matters of workplace concern, such as a performance review, bonus determination, or investigation. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation, services, or abilities of the person or entity being disparaged.

7.     Nondisclosure of Proprietary Information.

(a)     Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c), (e), or (f) Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)     Executive agrees that, upon termination of Executive’s employment with the Company, or at any other time the Company may request, Executive will deliver promptly to the Company all Confidential Information and all other property of the Company or of any third party business partner of the Company that Executive obtained or created during and in connection with Executive’s employment with the Company, including, but not limited to, hard copy and electronic documents and files containing or constituting Confidential Information or customer records, electronic devices issued to Executive or paid for by the Company (e.g., laptop or desktop computers, tablets, iPads, PDAs, cell phones, removable storage media such as USB drives, printers, and related hardware), notes, journals, correspondence, memoranda and contacts. To the extent any such material or information is not capable of being returned (including, e.g., if stored on personal devices, accounts or applications or on any device that is no longer accessible or functional), Executive shall promptly inform the Company of the location and a description of such material and reasonably cooperate with the Company to retrieve and remove all such information.

(c)     Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)     As used in this Section 7 and Section 8, the term “Company” shall include Holdings, the Company and its direct and indirect subsidiaries.

(e)     Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, or (v) initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority, law enforcement, the Equal Employment Opportunity Commission (or similar state or local agency, such as the New York State Division of Human Rights or the New York City Commission on Human Rights) or to an attorney Executive retains, if Executive has a reasonable belief that there has been a potential violation of federal, state, or local law or regulation, including about any future claim of discrimination, harassment, or retaliation (and Executive is not required to notify the Company of these disclosures and is protected from retaliation for reporting a suspected violation of law). Executive may not, however, and no such report or disclosure shall be deemed to, waive Lindblad’s attorney-client privilege.

(f)     Notice of Immunity Under the Defend Trade Secrets Act of 2016 (”DTSA”). Notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

8.     Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.     Injunctive Relief.

(a)     It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

(b)     During the Restriction Period, Executive shall notify any person or entity with whom Executive seeks or accepts employment or engagement of Executive’s obligations under Sections 6, 7 and 8 of this Agreement.     The Company similarly may notify any person or entity for whom Executive provides services in any capacity during the Restriction Period of Executive’s obligations under Sections 6, 7 and 8 of Agreement and Executive indemnifies and holds the Company harmless in connection with such disclosure and the consequences thereof. In addition, during the Restriction Period, Executive agrees to notify the Company, in writing, not less than three (3) business days before commencing employment or engagement with a third party and provide the following information: (i) the name, address, telephone number, and primary email address of the third party and (ii) Executive’s new title and general description of Executive’s new job duties and responsibilities.

(c)     It is understood by the Parties hereto that Executive’s obligations and the restrictions and remedies set forth in Sections 6, 7, 8 and 9 are essential elements of this Agreement and that but for Executive’s agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or the Purchase Agreement or employed (or continued to employ) Executive’s. Executive’s obligations and the restrictions and remedies set forth in Sections 6, 7, 8 and 9 are independent agreements and the existence of any claim or claims by Executive against the Company under this Agreement or otherwise will not excuse Executive’s breach of any of Executive’s obligations or affect the restrictions and remedies set forth under Sections 6, 7, 8 and 9.

10.     Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any affiliate and to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.     Certain Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section 11 unless the context clearly requires otherwise:

(a)     Cause. “Cause” shall mean:

(i)     willful misconduct and mismanagement by Executive that is materially injurious to Holdings, the Company, or any of its subsidiaries;

(ii)     refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Chief Executive Officer or the Board consistent with the terms of this Agreement;

(iii)     conviction, plea of no contest, or plea of nolo contendere for any felony or imposition of unadjudicated probation (or the procedural equivalent of any of the foregoing) of a felony or other crime involving moral turpitude under the laws of the United States or any foreign jurisdiction, or any state or political subdivision thereof;

(iv)     unlawful use (including being under the influence) or possession of illegal drugs on Holdings, the Company’s (or any of its subsidiaries’) premises while performing Executive’s duties and responsibilities under this Agreement;

(v)     commission of an act of fraud, embezzlement, willful misappropriation, gross negligence, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to Holdings, the Company or any of its subsidiaries;

(vi)     material violation of any provision of this Agreement or a material Policy; or

(vii)     willful or prolonged, and unexcused, absence from work (other than by reason of Executive’s disability due to physical or mental illness).

The determination as to whether a particular act, failure to act or conduct of Executive gives rise to a termination for “Cause” shall be made by the Company in its sole discretion.

Notwithstanding the foregoing, no termination for Cause pursuant to Section 11(a)(i), (ii), or (vi), will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same, to the extent curable, within thirty (30) days after the receipt of such notice. Any termination for Cause must occur within ninety (90) days of the Company first becoming aware of the facts or circumstances constituting Cause.

(b)     Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(c)     Good Reason. Executive’s resignation will be for “Good Reason” if Executive resigns following the occurrence of any of the following events: (i) a material decrease in Executive’s Annual Base Salary other than an across the board base salary decreases applicable to similarly situated executives; (ii) a material diminution in Executive’s authority, duties or responsibilities (other than in connection with any investigation or during any notice period), including a requirement that Executive report on a permanent basis to any individual other than the Company’s principal executive officer or the Board; (iii) a relocation of the location at which Executive is required primarily to perform his services for the Company outside of the greater New York City area (other than remote work as contemplated by Section 1(c) of this Agreement); or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has:  (a) provided the Company, within ninety (90) days of Executive’s first knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

12.     Miscellaneous Provisions.

(a)     Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(b)     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)     Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)     If to the Company, the Chief Executive Officer or the General Counsel at its headquarters,

and copies to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Austin Lilling and Elizabeth DiMichele

(ii)     If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii)     At any other address as any Party shall have specified by notice in writing to the other Party.

(d)     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e)     Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any term sheet or offer letter previously provided to Executive by the Company. The Parties further intend that this Agreement and the documents referenced herein shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)     Certain Indemnity Rights; D&O Coverage. During and after the Term, and thereafter, with respect to matters which arose during the Term, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current executive officer or director of the Company, and (ii) indemnify Executive and his legal representatives to the fullest extent permitted by the certificate of incorporation, by-laws or other applicable organizational documents of the Company and Holdings, against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of Holdings, the Company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its subsidiaries.

(g)     Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)     No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)     Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)     Arbitration. Except as otherwise provided herein, including with respect to the Company’s right to seek injunctive and/or other equitable relief from a court of competent jurisdiction in connection with Executive's breach or threatened breach of any of the provisions of Sections 6, 7, and 8 of this Agreement, Executive and the Company agree that arbitration pursuant to the terms of this Agreement shall be the sole and exclusive forum for the resolution of any controversy, claim, dispute and/or cause of action ("Claims") between the Parties, including any arising out of or relating to Executive’s employment, the termination of his employment, and/or this Agreement. All such Claims shall be settled solely and exclusively by a confidential, binding arbitration process administered by JAMS/Endispute in New York, New York. Accordingly, Executive agrees to submit to arbitration, in accordance with the terms of this Agreement, any Claims against Lindblad (including any of its agents, employees, officers, directors, owners, members, and partners, as well as any other entity or individual claimed to be jointly and/or severally liable with Lindblad), which arise out of or relate to this Agreement and/or Executive's employment with the Company or the termination thereof, including, but not limited to, any Claim arising from this Agreement, or any other agreement with Lindblad, express or implied, statements, acts or omissions of Lindblad, any Claim for compensation from Lindblad, any tort Claim, any Claim based on any law (state, federal, local, or otherwise) prohibiting discrimination, harassment or retaliation on the basis of any protected characteristic, including, without limitation, race, color, religion, creed, sex, national origin, citizenship, alienage, age, sexual orientation, marital status, family or medical leave, uniformed service, predisposing genetic characteristic, disability, protected activity, (i.e., opposition to prohibited discrimination or participation in proceedings covered by the anti-discrimination statutes) or any other characteristic protected by applicable law. Such laws shall include, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the New York State and New York City Human Rights Laws and any applicable state or local law. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company will pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The arbitrator shall have authority to award remedies authorized by the statute(s) pursuant to which any Claim(s) arises, including costs and attorneys' fees, but shall have no authority to award remedies not authorized, or to award damages in excess of any cap imposed by such statute. The arbitrator shall have no authority to award punitive or special damages, except as otherwise required by law or with respect to fees described herein. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such Claims shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance in a court of competent jurisdiction as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA.

Claims by the Company against Executive for injunctive and/or other equitable relief in connection with Executive's breach or threatened breach of Sections 6, 7, or 8 of this Agreement are excluded from this arbitration provision, it being understood and agreed that the Company may seek and obtain injunctive relief for such claims from a court of competent jurisdiction. Claims that are prohibited by law to be arbitrated, including Claims by Executive for workers' compensation or unemployment compensation benefits are also not covered by this arbitration provision. In addition, Claims for benefits under an employee benefit plan, a pension plan, the LTIP and/or any other equity incentive plan shall be governed by the terms of the applicable plans, awards, operating agreements, and other applicable governing documentation for such arrangements. Executive and the Company each agrees that it shall not file nor commence a lawsuit or arbitration in any way related to any Claim agreed to be arbitrated, except as provided herein. If either Party violates this provision, the non-breaching party shall be entitled to dismissal or injunctive relief regarding such lawsuit or arbitration and recovery of all costs and disbursements, losses, and attorneys' fees and disbursements related to such other proceeding, if such Claim is dismissed, to the extent permitted by law.

EXECUTIVE AND THE COMPANY EACH EXPRESSLY ACKNOWLEDGES AND AGREES THAT ARBITRATION SHALL BE THE EXCLUSIVE FORUM FOR THE ADJUDICATION OF ANY CLAIMS COVERED BY THIS AGREEMENT, THAT EXECUTIVE AND THE COMPANY EACH IS WAIVING THE RIGHT TO FILE SUIT IN COURT WITH RESPECT TO COVERED CLAIMS, AND THAT EXECUTIVE AND THE COMPANY SHALL BE PRECLUDED FROM BRINGING SUIT IN COURT WITH RESPECT TO ANY CLAIM(S) THAT WERE OR COULD HAVE BEEN BROUGHT PURSUANT TO THIS AGREEMENT.

(k)     Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(l)     Withholding. All amounts payable hereunder or any Company Policy are subject to withholding for any federal, state, local or foreign taxes to the extent taxable and other deductions required by law or authorized by Executive. The parties acknowledge and agree that the Company may withhold any such amounts from such taxable compensation or other amounts payable to Executive.

(m)     Claw-back Provisions. Any amounts payable under this Agreement will be subject to any Company claw-back policy, as in effect, from time to time, for employees of the Company, implemented to comply with applicable laws, including any claw-back policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such claw-back policy.

(n)     Section 409A.

(i)     General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and applicable published guidance thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Nevertheless, the tax treatment of any benefits provided pursuant to this Agreement is not warranted or guaranteed. Neither Holding, the Company nor any subsidiary or affiliated entity nor their respective directors, officers, employees (other than Executive) or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the Agreement failing to be exempt from or to comply with Section 409A.

(ii)     Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”), provided the Company has received a properly executed Release and the revocation period has expired without Executive’s revocation during such sixty (60) day period. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be accumulated and shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement, unless following the effectiveness of such Release, the Company elects to pay such accumulated payments earlier and such earlier payment would not result in a violation of Section 409A.

(iii)     Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement in connection with a Separation from Service is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period determined under (A) or (B) of this clause (iii), all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), without interest, and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)     Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement will not be subject to liquidation or exchange for another benefit.

(v)     Installments. Executive’s right to receive any installment or other payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment or other payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

13.         Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By:        ________________________

Name:

Title:

EXECUTIVE

By:        ________________________

Noah Brodsky

EXHIBIT A

Form of Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Noah Brodsky (“Executive”) and Lindblad Maritime Enterprises, Ltd. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of May __, 2022 (the “Employment Agreement”);

WHEREAS, Executive experienced a Qualifying Termination [within twelve months after a Change in Control] effective _________ ____, 20____ the “Date of Termination”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms or rights to vested retirement benefits under any Company retirement plan ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.     Salary and Benefits. Executive shall be entitled to the sum of: (i) the portion of Executive’s annual base salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements for business expenses properly incurred by Executive in connection with the performance of Executive’s duties for the Company through the Date of Termination; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or in a separate written agreement governing any of Executive’s equity-related compensation, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts in connection with Executive’s employment with the Company (if any) ceased upon the Date of Termination.

2.     Severance Payments[; Vesting Acceleration]. Subject to this Agreement becoming effective in accordance with its terms, the Company agrees to provide Executive with the severance payments described in Section 4(b)(i) and (ii) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement [; and accelerate the vesting of the Options and the RSUs, in accordance with Section 4(c) of the Employment Agreement, subject to the terms and conditions of the Employment Agreement].

2.     Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by Holdings, the Company, any of its direct or indirect subsidiaries and any of their respective successors and assigns, and any of their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, individually and in their representative capacities, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)     any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b)     except as provided in the Employment Agreement, any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)     any and all claims for violation of the federal or any state constitution; and

(f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law and any Retained Claims.

3.     Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21/45] days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Executive Officer or General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21/45] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.     No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.     Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d), (k), (l), (j), and (n) of the Employment Agreement.

7.     Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8.     Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been advised in writing to consult with counsel, and in fact, has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice, or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _____________	EXECUTIVE _______________________ Noah Brodsky

LINDBLAD MARITIME ENTERPRISES, LTD.
Dated: _____________	By: ____________________ Name: Title: